Shengkai Innovations, Inc. to Present at the Noble Financial Fifth Annual Emerging Growth Equity Conference on June 9, 2009

TIANJIN, China, June 3 /PRNewswire-Asia-FirstCall/ -- Shengkai Innovations, Inc. (OTC Bulletin Board: SKII), a leading ceramic valve manufacturer with operations in the People's Republic of China (the 'PRC'), announced that it will present at the Noble Financial Fifth Annual Emerging Growth Equity Conference, to be held June 8-9, 2009 at the Seminole Hard Rock Hotel, in Hollywood, FL. The Company will present on Tuesday, June 9, 2009, at 12:45 p.m. EDT.

The presentation will be webcast live and made available on the conference website: http://tinyurl.com/qqbnd9

About Shengkai Innovations, Inc.

Shengkai Innovations is engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical, metallurgy, and environmental protection industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is the only valve manufacturer that is able to produce large-sized ceramic valves with calibers of 6' or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 300 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

About the Noble Emerging Growth Equity Conference

The Noble Financial Fifth Annual Emerging Growth Equity Conference will be held on June 8th and 9th 2009 at the Hard Rock Hotel in Hollywood, Florida. The conference will feature as many as 140 executive teams from public companies from all across North America representing a broad sampling of industry sectors and market capitalizations.

For more information, please contact:

Shengkai Innovations, Inc.
Jeffrey T. Roney, V.P. Investor Relations
Tel: +1-434-531-4146
Web: http://www.shengkai.com
   http://www.nobleaustinpower.com

SOURCE Shengkai Innovations, Inc.